EXHIBIT 99.1

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Financial Corporation

Announces First Quarter Earnings

West Point, Va., April 29, 2008—C&F Financial Corporation (NASDAQ: CFFI), the one-bank holding company for C&F Bank, today reported net income of $1.43 million, or 47 cents per share assuming dilution, for its first quarter ended March 31, 2008, compared with $2.01 million, or 62 cents per share assuming dilution, for the first quarter of 2007.

For the first quarter of 2008, on an annualized basis, the corporation’s return on average equity was 8.73 percent and its return on average assets was 0.73 percent, compared with a 12.05 percent return on average equity and a 1.11 percent return on average assets for the first quarter of 2007. The decline in these measures resulted from lower earnings in the first quarter of 2008, coupled with asset growth.

“As expected, our first quarter 2008 results have been affected by the continued slowdown in the housing industry and the economy in general, the reduction in liquidity throughout the financial markets, the interest rate cuts by the Federal Reserve, operating expenses associated with the expansion of our retail banking network and interest expense associated with the issuance of additional trust preferred capital,” said Larry Dillon, president and chief executive officer of C&F Financial Corporation. “Lower earnings at our retail banking segment were principally a result of margin compression together with the effects of our growth initiatives, an increase in the provision for loan losses and higher interest cost associated with the issuance of an additional $10 million in trust preferred capital securities in December 2007. The combination of declining short-term interest rates and increased competition for deposits

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

has resulted in a pricing disparity between loans and deposits, which has lowered net interest margin at the retail banking segment. Absent further reductions in interest rates by the Federal Reserve Bank, as fixed-rate deposits mature over the next several months, they are expected to reprice at lower interest rates, which should reduce funding costs and relieve some pressure on the net interest margin. The Bank’s overall asset quality continues to be good. The Bank did not make any of the types of residential real estate loans that are plaguing the industry, and our land development and home construction loan customers currently appear to have the financial stability to meet their debt service obligations with the exception of one relationship, a portion of which has been placed on nonaccrual status. In light of the current economic environment the Bank will not be completely immune from some credit losses, and an increase in the provision for loan losses was prudent.”

“While the mortgage banking industry has experienced significant operational problems and losses, our mortgage banking segment has continued to contribute to our net income in 2008,” continued Dillon. “Loan originations at the Mortgage Company for the first quarter of 2008 declined a relatively modest 9.2 percent compared to the first quarter of 2007. In addition, we were fortunate to attract new mortgage origination talent in 2007 and our expectations are that these additions will benefit us in the long term. The Mortgage Company has been required to repurchase several loans as a result of documentation issues resulting in several nonaccrual loans and foreclosed properties at the end of the first quarter of 2008 for which a provision for loan losses or a write down to fair market value were recognized in the first quarter of 2008. Additional loan loss provisions may be needed in the future.”

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

“Whereas the retail banking segment has been negatively affected by the decline in short-term interest rates, our consumer finance segment has benefited from this trend, as well as by strong loan demand in the first quarter of 2008,” added Dillon. “The Finance Company’s fixed-rate loan portfolio is partially funded by a line of credit indexed to short-term interest rates. Therefore, its cost of funds has declined and its margins have increased during the first quarter of 2008. However, the Finance Company experienced higher loan charge-offs in the first quarter of 2008 compared to the same period in 2007, which in combination with loan growth, resulted in a higher provision for loan losses.”

Retail Banking Segment. First quarter net income for C&F Bank was $413,000 in 2008 compared to $933,000 in 2007. The decline in quarterly earnings for 2008 included (1) the effects of margin compression and competition for loans and deposits on net interest income, (2) a higher provision for loan losses attributable to loan growth and credit issues resulting from the general slow down in the economy, (3) the effects on operating expenses of the Peninsula and Richmond branch expansions, (4) higher operational and administrative personnel expenses to support growth and (5) higher debt service expense associated with the issuance of $10 million in trust preferred capital securities in late 2007. The increase in the Bank’s nonaccrual loans was attributable to one commercial real estate relationship. The Bank is closely monitoring this situation.

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

Mortgage Banking Segment. First quarter net income for C&F Mortgage Corporation was $284,000 in 2008 compared to $347,000 in 2007. The decline in quarterly earnings for 2008 included the effects of the downturn in the housing market on loan origination volume, which declined 9.2 percent, and a $227,000 provision for loan losses, which was recognized in connection with loan repurchases. In addition, C&F Mortgage had several foreclosed properties at March 31, 2008, which had been written down to their fair value less cost to sell at the date of foreclosure through charges to the allowance.

Consumer Finance Segment. First quarter net income for C&F Finance Company was $732,000 in 2008 compared to $729,000 in 2007. The modest quarterly earnings improvement in 2008 resulted from a 20 percent increase in average consumer finance loans outstanding and an increase in net interest margin, the benefits of which were largely offset by an increase in the provision for loan losses resulting from higher charge-offs and higher operating expenses to support growth. The higher provision for loan losses resulted in an increase in the allowance for loan losses since December 31, 2007, while the ratio of the allowance for loan losses to total loans declined 6 basis points. A decline in this ratio can occur during periods of loan growth, such as the first quarter of 2008, because the purchase of a contract does not necessarily simultaneously give rise to an allowance.

About C&F Financial Corporation. C&F Financial Corporation’s stock is listed for trading on The Nasdaq Stock Market under the symbol CFFI. The stock closed at a price of $28.53 per share on Monday, April 28, 2008. At March 31, 2008, the book value of the corporation was $21.85 per share, and the corporation declared a dividend of 31 cents per share during the first quarter of 2008. The corporation’s market makers include Advest, Inc., Davenport & Company LLC, FTN Financial Securities Corporation, McKinnon & Company and Scott & Stringfellow, Inc.

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

C&F Bank operates 18 retail bank branches located throughout the Hampton to Richmond corridor in Virginia and offers full investment services through its subsidiary C&F Investment Services, Inc. C&F Mortgage Corporation provides mortgage, title and appraisal services through 21 offices located in Virginia, Maryland, North Carolina, Delaware and New Jersey. C&F Finance Company provides automobile loans in Virginia, Tennessee, Maryland, North Carolina, Ohio, Kentucky and West Virginia through its offices in Richmond, Roanoke and Hampton, Virginia, in Nashville, Tennessee and in Towson, Maryland.

Additional information regarding the corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the corporation’s web site at http://www.cffc.com.

Forward-Looking Statements. The statements contained in this press release that are not historical facts may constitute “forward-looking statements” as defined by federal securities laws. These statements may address issues that involve estimates and assumptions made by management, risks and uncertainties, and actual results could differ materially from historical results or those anticipated by such statements. Factors that could have a material adverse effect on the operations and future prospects of the corporation include, but are not limited to, changes in: (1) interest rates, (2) general economic conditions, (3) demand for loan products, (4) the legislative/regulatory climate, (5) monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and

C&F FINANCIAL CORPORATION

Tuesday, April 29, 2008

Contact:	Tom Cherry, Executive Vice President & CFO (804) 843-2360

the Federal Reserve Board, (6) the quality or composition of the loan or investment portfolios, (7) the level of net charge-offs on automobile loans, (8) deposit flows, (9) competition, (10) demand for financial services in the corporation’s market area, (11) technology, (12) reliance on third parties for key services, (13) the real estate market, (14) the corporation’s expansion and technology initiatives, and (15) accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of this release.

C&F Financial Corporation

Selected Financial Information

(in thousands, except for share and per share data)

	3/31/08	12/31/07	3/31/07
	(unaudited)		(unaudited)
Balance Sheets
Interest-bearing deposits with other banks and federal funds sold	$3,504	$1,148	$20,882
Investment securities - available for sale at fair value	87,302	81,255	67,388
Loans held for sale, net	29,896	34,083	45,448
Loans, net:
Retail Banking segment	433,271	432,568	394,049
Mortgage Banking segment	5,283	4,337	823
Consumer Finance segment	153,712	148,976	128,391
Federal Home Loan Bank stock	4,345	4,387	2,070
Total assets	794,550	785,596	735,779
Deposits	533,989	527,571	532,767
Borrowings	176,668	176,047	117,103
Shareholders' equity	66,075	65,224	65,015

		For The Quarter Ended
		3/31/08	3/31/07
		(unaudited)
Statements of Income
Interest income		$15,904	$15,299
Interest expense		5,699	5,389
Provision for loan losses:
Retail Banking segment		120	—
Mortgage Banking segment		227	—
Consumer Finance segment		2,050	1,400
Other operating income:
Gains on sales of loans		3,685	3,628
Other		2,383	2,170
Other operating expenses:
Salaries and employee benefits		7,585	7,302
Other		4,468	4,180
Income tax expense		395	815
Net income		1,428	2,011
Earnings per common share - assuming dilution		0.47	0.62
Earnings per common share - basic		0.48	0.65

		For The Quarter Ended
		3/31/08	3/31/07
		(unaudited)
Segment Information
Net income - Retail Banking		$413	$933
Net income - Mortgage Banking		284	347
Net income - Consumer Finance		732	729
Net income - Other and Eliminations		(1)	2
Mortgage loan originations - Mortgage Banking		180,475	198,658
Mortgage loans sold - Mortgage Banking		184,662	206,714

		For The Quarter Ended
		3/31/08	3/31/07
		(unaudited)
Average Balances
Investment securities - available for sale at fair value		$86,900	$68,267
Loans held for sale		27,729	36,837
Loans:
Retail Banking segment		436,364	395,147
Mortgage Banking segment		4,862	651
Consumer Finance segment		161,182	134,488
Interest-bearing deposits in other banks andfederal funds sold		1,642	26,971
Total earning assets		718,679	662,361

Time, checking and savings deposits		449,374	446,518
Borrowings		169,993	115,567
Total interest-bearing liabilities		619,367	562,085
Demand deposits		79,906	80,723
Shareholders' equity		65,442	66,768

	3/31/08	12/31/07	3/31/07
	(unaudited)		(unaudited)
Asset Quality
Retail and Mortgage Banking Segments
Nonaccrual loans*-Retail Banking	$3,221	$495	$815
Nonaccrual loans*-Mortgage Banking	1,749	732	—
Real estate owned**-Retail Banking	226	—	—
Real estate owned**-Mortgage Banking	450	—	—

Total nonperforming assets	$5,646	$1,227	$815
Accruing loans* past due for 90 days or more	$774	$578	$1,682
Total loans*-Retail and Mortgage Banking segments	$443,516	$441,648	$399,179
Allowance for loan losses-Retail and Mortgage Banking segments	$4,962	$4,743	$4,307
Nonperforming assets to loans* and real estate owned	1.27%	0.28%	0.20%
Allowance for loan losses to loans*	1.12%	1.07%	1.08%
Allowance for loan losses to nonaccrual loans*	99.84%	386.55%	528.47%
* Loans exclude Consumer Finance segment loans presented below.
** Real estate owned is recorded at its fair market value less cost to sell.

Consumer Finance Segment
Nonaccrual loans	$958	$1,388	$662
Accruing loans past due for 90 days or more	$—	$—	$10
Total loans	$165,183	$160,196	$138,611
Allowance for loan losses	$11,471	$11,220	$10,220
Nonaccrual consumer finance loans to total consumer finance loans	0.58%	0.87%	0.48%
Allowance for loan losses to total consumer finance loans	6.94%	7.00%	7.37%

	As Of and For The Quarter Ended
	3/31/08	3/31/07
	(unaudited)
Other Data and Ratios
Annualized return on average assets	0.73%	1.11%
Annualized return on average equity	8.73%	12.05%
Dividends declared per share	$0.31	$0.31
Shares purchased	600	105,900
Average price of purchased shares	$29.86	$41.38
Weighted average shares outstanding - assuming dilution	3,039,287	3,242,081
Weighted average shares outstanding - basic	2,982,273	3,105,461
Market value per share at period end	$27.60	$43.95
Book value per share at period end	$21.85	$21.04
Price to book value ratio at period end	1.26	2.09
Price to earnings ratio at period end (ttm)	10.91	12.38